Exhibit 10.9

January 6, 2017

Gioel Molinari

Dear Gioel:

On behalf of Butterfly Network, we are pleased to offer you the position of President beginning January 9, 2017, or as soon as practical. Your annualized compensation in this position will consist of an annual base salary of $350,000 paid in twice monthly pay periods, less required deductions. In addition, you will be eligible for a one-time bonus of up to 40% of your then current salary upon Butterfly’s product launch.

In addition to the outlined cash compensation, you will receive 1,900,000 stock options in Butterfly Network, which will vest over a four year period with the following schedule: 25% one year after the last day of the calendar quarter of your start date, and 2.08% at the end of each month thereafter. Immediately following a change of control in Butterfly Network 50% of any unvested shares will accelerate, and upon your termination without Cause (as defined below) following a change of control in Butterfly Network 100% of any unvested shares will accelerate.

“Cause” shall mean: (A) intentional misconduct or gross negligence in the performance of your duties or obligations; (B) alcohol or substance abuse that materially interferes with the performance of your duties or obligations; (C) repeated absence from work during normal business hours for reasons other than permitted absence; (D) commission of, or plea of guilty or nolo contendere to, a felony; (E) engaging in fraud, misappropriation, dishonesty or embezzlement in connection with Butterfly Network; (F) violation of your Non-Disclosure and Non-Competition Agreement with Butterfly Network or any other material agreement between you and the company; (G) repeated violation of any of the material policies or practices of Butterfly Network (including but not limited to discrimination or harassment), or a single serious violation of any of the material policies or practices which Butterfly Network, in its discretion, determines is materially injurious to the company.

You will be based out of Butterfly Network’s facility in Guilford, CT, subject to travel to Butterfly Network’s facility in New York, NY on an as needed basis.

As an employee of Butterfly Network, you will be eligible for 20 days of paid time off each calendar year, pro-rated for any partial year based on your start date. All vacation must be used by the end of each calendar year. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on the first of the month following your start date. Further, while we expect you to remain with Butterfly Network for a long time, this letter is not an employment contract and you will be an at-will employee.

Butterfly Network considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Butterfly Network’s Confidentiality, Intellectual Property, and Non-Compete Agreement.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Butterfly Network. We firmly believe that Butterfly Network offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As one of the key members of our team you will be in the rare position of shaping the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Please note that this offer will expire on January 11, 2017 unless accepted by you in writing prior to such date.

Sincerely,

BUTTERFLY NETWORK, INC.

By:	/s/ Gregg Fergus

Name: Gregg Fergus

Title: Board Member

ACCEPTED AND AGREED:

Signature:	/s/ Gioel Molinari

Name: Gioel Molinari